                                                                    EXHIBIT 23.7



                  CONSENT OF STAGG ENGINEERING SERVICES INC.

We herEby consent to: (1) the reference to us under the captions "Coal Reserves Data" and "Engineers ; and (2) the use of information from or based on our reserve report of February 1998, with respect to the demonstrated coal reserves acquired by CC Coal Company an indirect subsidiary of AEI Resources, Inc ("AEI"), from Addington Enterprises, Inc. (which previously acquired such assets from Great Western Coal (Kentucky), Inc. d/b/a Crockett Collieries (Kentucky), Inc. and Harely Land Company) on June 26, 1998, all of which are included in the prospectus of AEI for the registration of US$150,000,000 of AEI's 11 1/2% Senior Subordinated Notes due 2006, which prospectus is part of the registration statement to which this consent is an exhibit.


     We further wish to advise that Stagg Engineering Services, Inc, was not employed on a contingent basis and that at the time of preparation of our report, as well as at present, neither Stagg Engineering Services, nor any of its employees had or now has a substantial interest in AEI or any of its subsidiaries.

Respectfully submitted,


Stagg Engineering Services, Inc.


By:   /s/ Alan K. Stagg
      _______________________

Name:     Alan K. Stagg
      _______________________

Title:    President
      _______________________

Date:     February 8, 1999